Exhibit 99.(k)(6)

THE BANK OF NEW YORK,

as Auction Agent

BROKER-DEALER AGREEMENT

dated as of               , 2009

Relating to

Series M Auction Preferred Shares

Series T Auction Preferred Shares

Series W Auction Preferred Shares

Series Th Auction Preferred Shares

Series F Auction Preferred Shares

of

RMR REAL ESTATE INCOME FUND

RBC DAIN RAUSCHER INC.

BROKER-DEALER AGREEMENT

This Broker-Dealer Agreement dated as of                   , 2009, is between The Bank of New York, a New York banking corporation (the “Auction Agent”) (not in its individual capacity, but solely as agent of RMR Real Estate Income Fund (the “Fund”), pursuant to authority granted to it in the Auction Agency Agreement dated as of                   , 2009, between the Fund and the Auction Agent (the “Auction Agency Agreement”)), and RBC Dain Rauscher Inc. (together with its successors and assigns, “BD”).

The Fund proposes to issue, pursuant to the Bylaws (as defined below), five series of auction preferred shares, each with a par value of $0.0001 per share and a liquidation preference of $25,000 per share, designated as follows:

•                  Series M Auction Preferred Shares;

•                  Series T Auction Preferred Shares;

•                  Series W Auction Preferred Shares;

•                  Series Th Auction Preferred Shares; and

•                  Series F Auction Preferred Shares (collectively, the “Preferred Shares”).

The Bylaws provide that for each Subsequent Rate Period of Preferred Shares then outstanding, the Applicable Rate for Preferred Shares for each Subsequent Rate Period shall be equal to the rate per annum that results from an Auction for Outstanding Preferred Shares on the respective Auction Date therefor next preceding such Subsequent Rate Period.  The Board of Trustees of the Fund has adopted a resolution appointing The Bank of New York as Auction Agent for purposes of the Auction Procedures, and pursuant to Section 2.5 of the Auction Agency Agreement, the Fund has requested and directed the Auction Agent to execute and deliver this Agreement.

The Auction Procedures require the participation of one or more Broker-Dealers.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Auction Agent and BD agree as follows:

I.                                         DEFINITIONS AND RULES OF CONSTRUCTION.

1.1                                 Terms Defined by Reference to the Bylaws.

Capitalized terms not defined herein shall have the respective meanings specified in the Bylaws.

1.2                                 Terms Defined Herein.

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

(a)                                  “Auction” shall have the meaning specified in Section 1.2(b) of the Auction Agency Agreement.

(b)                                 “Auction Procedures” shall mean the Auction Procedures that are set forth in Part II of Article X of the Bylaws.

(c)                                  “Authorized Officer” of the Auction Agent shall mean each Managing Director, Vice President, Assistant Vice President and Assistant Treasurer of the Dealing and Trading Group of the Corporate Trust Department of the Auction Agent and every other officer or employee of the Auction Agent designated as an “Authorized Officer” for purposes of this Agreement in a written communication to BD.

(d)                                 “BD Officer” shall mean each officer or employee of BD designated as a “BD Officer” for purposes of this Agreement in a written communication to the Auction Agent.

(e)                                  “Broker-Dealer Agreement” shall mean this Agreement and any substantially similar agreement between the Auction Agent and a Broker-Dealer.

(f)                                    “Bylaws” shall mean the Amended and Restated Bylaws of the Fund specifying the powers, preferences and rights of the Preferred Shares.

1.3                                 Rules of Construction.

Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

(a)                                  Words importing the singular number shall include the plural number and vice versa.

(b)                                 The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

(c)                                  The words “hereof,” “herein,” “hereto,” and other words of similar import refer to this Agreement as a whole.

(d)                                 All references herein to a particular time of day shall be to New York City time.

II.                                     NOTIFICATION OF DISTRIBUTION.

The provisions contained in Section D of Part I of Article X of the Bylaws concerning the notification of a Special Rate Period will be followed by the Auction Agent and BD, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.  In the case of any conflict between the terms of any document incorporated herein by reference and the terms hereof, the Auction Agent shall not be liable for its actions or inaction in accordance with the terms of this Agreement, provided it shall have also complied with the standards of conduct in the Auction Agency Agreement.

III.                                 THE AUCTION.

3.1                                 Purpose; Incorporation by Reference of Auction Procedures.

(a)                                  On each Auction Date, the provisions of the Auction Procedures will be followed by the Auction Agent for the purpose of determining the Applicable Rate for the Preferred Shares, for each Distribution Period.  Each periodic operation of such procedures is hereinafter referred to as an “Auction.”

(b)                                 All of the provisions contained in the Auction Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.  In the case of any conflict between the terms of any document incorporated herein by reference and the terms hereof, the Auction Agent shall not be liable for its actions or inaction in accordance with the terms of this Agreement, provided it shall have also complied with the standards of conduct in the Auction Agency Agreement.

(c)                                  BD agrees to act as, and assumes the obligations of and limitations and restrictions placed upon, a Broker-Dealer under this Agreement.  BD understands that other Persons meeting the requirements specified in the definition of “Broker-Dealer” contained in “Definitions” in Article X of the Bylaws may execute a Broker-Dealer Agreement and participate as Broker-Dealers in Auctions.

(d)                                 BD and other Broker-Dealers may participate in Auctions for their own accounts.  However, the Fund, by notice to BD and all other Broker Dealers, may prohibit all Broker-Dealers from submitting Bids in Auctions for their own accounts, provided that Broker-Dealers may continue to submit Hold Orders and Sell Orders.  At the request of the Fund, the Auction Agent will seek written certification from the Broker-Dealer that none of its orders are for its own account, other than Hold Orders or Sell Orders and will provide to the Fund such written certifications as it receives.  The Auction Agent shall have no other responsibility for and shall have no liability with respect to the enforcement of this Section 3.1(d).

3.2                                 Preparation for Each Auction; Securities Depository Participant Numbers and Reconciliations.

(a)                                  Not later than 9:30 A.M. on each Auction Date for the Preferred Shares, the Auction Agent shall advise BD by telephone or other electronic means of communication acceptable to the parties of the Maximum Rate, and the Reference Rate used to determine the Maximum Rate, in effect on such Auction Date.

(b)                                 The Auction Agent may, but shall have no duty to, request, from time to time, BD to provide it with a list of the number of Preferred Shares and affiliated Securities Depository participant numbers for customers BD believes are Existing Holders.  BD shall comply with any such request, and the Auction Agent shall keep confidential any such information, including information received as to the identity of [B]idders in any Auction, and shall not disclose any such information so provided to any person other than the Fund and its respective agents, provided that the Auction Agent reserves the right, and is authorized, to disclose any such information if required to do so by rule or regulation, or as confidential information to its internal and external accountants, auditors and counsel, its regulators and examiners, and any other person if the Auction Agent has been advised by its counsel that it may be unlawful to fail to disclose or the Auction Agent may be liable for a failure to effect such disclosure, or if it is ordered to do so pursuant to a subpoena, civil investigative demand or similar demand by a court of competent jurisdiction or regulatory, judicial, quasi judicial agency or authority having the authority to mandate such disclosures; provided, further, however, that the Auction Agent may refrain from making requested disclosures if in its sole discretion it receives satisfactory indemnity therefor for any actual or potential loss, claim, damage, liability or expense.

If any of the Fund or the BD requests that the Auction Agent reconcile the number of Preferred Shares for which a Broker-Dealer is listed as the Broker-Dealer in the Existing Holder Registry maintained by the Auction Agent pursuant to Section 2.2(a) of the Auction Agreement with the records of the Broker-Dealers, the Auction Agent may, but shall not be required to, perform such reconciliation with the consent of the Fund. Any such reconciliation shall be based upon information provided by the Broker-Dealers and/or the Securities Depository.  If the Auction Agent requires information from the Securities Depository in order to perform such reconciliation, the Fund shall request such information from the Securities Depository or authorize the Auction Agent to request and obtain such information from the Securities Depository.  The fees for services rendered and expenses (including any charges of the Securities Depository) incurred by the Auction Agent in performing any such reconciliation shall be paid by the Fund.  If as a result of any such reconciliation a discrepancy is discovered between the records of the Broker-Dealers and the Existing Holder Registry maintained by the Auction Agent pursuant to Section 2.2(a) of the Auction Agreement, such Existing Holder Registry shall be adjusted to conform to the records of the Broker-Dealers.  If as a result of such reconciliation it is discovered that there are Preferred Shares for which no Broker-Dealer has made known to the Auction Agent a Securities Depository participant account, such Preferred Shares will be reflected in the Existing Holder Registry maintained by the Auction Agent pursuant to Section 2.2.(a) of the Auction Agreement as belonging to the lead underwriter/Broker-Dealer.  The result of any reconciliation shall be final and binding upon the Fund, the Broker-Dealers and the Auction Agent, absent manifest error; and, in no event, shall the Auction Agent incur any liability for any determination or adjustment made in connection with any reconciliation hereunder.

3.3                                 Auction Schedule; Method of Submission of Orders.

(a)                                  The Fund and the Auction Agent shall conduct Auctions for Preferred Shares in accordance with the schedule set forth below.  Such schedule may be changed at any time by the Auction Agent at the direction of the Fund.  The Auction Agent shall give notice of any such change to BD.  Such notice shall be received prior to the first Auction Date on which any such change shall be effective.

Time	Event

By 9:30 A.M.	Auction Agent shall advise the Fund and the Broker-Dealers of the Maximum Rate and the Reference Rate as set forth in Section 3.2(a) hereof.

Time	Event

9:30 A.M. - 1:00 P.M.	Auction Agent shall assemble information communicated to it by Broker-Dealers as provided in Section C(a) of Part II of Article X of the Bylaws. Submission Deadline is 1:00 P.M.

Not earlier than 1:00 P.M.	Auction Agent shall make determinations pursuant to Section C(a) of Part II of Article X of the Bylaws.

By approximately 3:30 P.M. (and not later than the close of business)	Auction Agent shall advise the Fund of the results of the Auction as provided in Section C(b) of Part II of Article X of the Bylaws.

Submitted Bid Orders and Submitted Sell Orders will be accepted and rejected in whole or in part and Preferred Shares will be allocated as provided in Section D of Part II of Article X of the Bylaws.

Auction Agent shall give notice of the Auction results as set forth in Section 3.4(a) hereof.

(b)                                 BD agrees to maintain a list of Potential Beneficial Owners and to contact the Potential Beneficial Owners on such list on or prior to each Auction Date for the purposes set forth in Section B of Part II of Article X of the Bylaws.

(c)                                  BD shall submit Orders to the Auction Agent in writing in substantially the form attached hereto as Exhibit A.  BD shall submit separate Orders to the Auction Agent for each Potential Beneficial Owner or Beneficial Owner on whose behalf BD is submitting an Order and shall not net or aggregate the Orders of Potential Beneficial Owners or Beneficial Owners on whose behalf BD is submitting Orders.

(d)                                 BD shall deliver to the Auction Agent (i) a written notice, substantially in the form attached hereto as Exhibit B, of transfers of Preferred Shares, made through BD by an Existing Holder to another Person other than pursuant to an Auction, and (ii) a written notice, substantially in the form attached hereto as Exhibit C, of the failure of Preferred Shares to be transferred to or by any Person that purchased or sold Preferred Shares through BD pursuant to an Auction.  The Auction Agent is not required to accept any notice delivered pursuant to the terms of the foregoing sentence with respect to an Auction unless it is received by the Auction Agent by 11:00 A.M. on the Business Day next preceding the applicable Auction Date.

3.4                                 Notice of Auction Results.

(a)                                  On each Auction Date, the Auction Agent shall notify BD by telephone or other Electronic Means acceptable to the parties of the Auction results.  On the Business Day next succeeding such Auction Date, the Auction Agent shall notify BD in writing of the disposition of all Orders submitted by BD in the Auction held on such Auction Date.  The Auction Agent, unless instructed otherwise by the Fund, is authorized (but not required) to release the Auction Rate after each Auction for public dissemination.

(b)                                 BD shall notify each Beneficial Owner, Potential Beneficial Owner, Existing Holder or Potential Holder on whose behalf BD has submitted an Order, of the Auction results and take such other action as is required of BD.

If any Beneficial Owner or Existing Holder selling Preferred Shares in an Auction fails to deliver such shares, the Broker-Dealer of any Person that was to have purchased Preferred Shares in such Auction may deliver to such Person a number of whole shares of Preferred Shares that is less than the number of shares that otherwise was to be purchased by such Person.  In such event, the number of Preferred Shares to be so delivered shall be determined by such Broker-Dealer.  Delivery of such lesser number of shares shall constitute good delivery.  Upon the occurrence of any such failure to deliver shares, such Broker-Dealer shall deliver to the Auction Agent the notice required by Section 3.3(d)(ii) hereof.  Notwithstanding the foregoing terms of this Section 3.4(b), any delivery or non-delivery of Preferred Shares which represents any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the terms of Section 3.3(d) hereof.  The Auction Agent shall have no duty or liability with respect to enforcement of this Section 3.4(b).  Any delivery or non-delivery of Preferred Shares which represents any departure from the results of an Auction shall not affect the results of the Auction.

3.5                                 Service Charge to be Paid to BD.

On the Business Day next succeeding each Auction Date, the Auction Agent shall pay to BD from moneys received from the Fund an amount equal to the product of : (a) (i) in the case of any Auction Date immediately preceding a Distribution Period consisting of less than one year, ¼ of 1% or (ii) in the case of any Auction Date immediately preceding a Distribution Period consisting of one year or more, a percentage agreed upon in writing by the Fund and the BD times (b) a fraction the numerator of which is the number of days in such Distribution Period beginning on such Business Day and the denominator of which is 360, times (c) $25,000, times (d) the sum of (i) the aggregate number of Preferred Shares placed by BD in the applicable Auction that were (A) the subject of a Submitted Bid of an Existing Holder submitted by BD and continued to be held as a result of such submission and (B) the subject of a Submitted Bid of a Potential Holder submitted by BD and were purchased as a result of such submission plus (ii) the aggregate number of Preferred Shares subject to valid Hold Orders (determined in accordance with paragraph (d) of Section B of Part II of Article X of the Bylaws) submitted to the Auction Agent by BD plus (iii) the number of Preferred Shares deemed to be subject to Hold Orders by Existing Holders pursuant to paragraph (c) of Section B of Part II of Article X of the Bylaws that were acquired by BD for its own account or were acquired by BD for its customers who are Beneficial Owners.

For purposes of subclause (d)(iii) of the foregoing sentence, if any Existing Holder or Beneficial Owner who acquired Preferred Shares through BD transfers those shares to another Person other than pursuant to an Auction, then the Broker-Dealer for the shares so transferred shall continue to be BD, provided, however, that if the transfer was effected by, or if the transferee is, a Broker-Dealer other than BD, then such Broker-Dealer shall be the Broker-Dealer for such shares.

IV.                                 THE AUCTION AGENT.

4.1                                 Duties and Responsibilities.

(a)                                  The Auction Agent is acting solely as agent for the Fund hereunder, owes no fiduciary duties to any Person by reason of this Agreement, and owes no duties, fiduciary or otherwise, to any other Person by reason of this Agreement.

(b)                                 The Auction Agent undertakes to perform such duties and only such duties as are set forth specifically in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

(c)                                  In the absence of willful misconduct or gross negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement.  The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been grossly negligent in ascertaining the pertinent facts necessary to make such judgment.

(d)                                 In no event shall the Auction Agent be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Auction Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

4.2                                 Rights of the Auction Agent.

(a)                                  The Auction Agent may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon, any communication authorized hereby and any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine.  The Auction Agent shall not be liable for acting or refraining from acting upon any telephone communication, Electronic Means or other means reasonably acceptable to the parties authorized hereby that the Auction Agent reasonably believes in good faith to have been given by the Fund or by a Broker-Dealer.  The Auction Agent may record telephone communications with the Fund or with the Broker-Dealers or with both.

(b)                                 The Auction Agent may consult with counsel of its choice, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reasonable reliance thereon.

(c)                                  The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.  The Auction Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Fund.

(d)                                 The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys (other than its officers and employees) and shall not be responsible for the negligence or misconduct of any such agent or attorney selected and appointed by it with due care.

(e)                                  The Auction Agent shall not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own. The Auction Agent makes no representations as to and shall have no liability with respect to the correctness of the recitals in, or the validity, accuracy or adequacy of this Agreement, the Auction Agent Agreement, any offering material used in connection with the offer and sale of the Preferred Shares or any other agreement or instrument executed in connection with the transactions contemplated herein or in any thereof, or be responsible for or liable in any respect on account of the identity, authority or rights of any person executing or delivering or purporting to execute or deliver any document under the Auction Agency Agreement or this Agreement.  The Auction Agent shall not be obligated to take any legal action hereunder that might, in its judgment, involve any expenses or liability, unless it has been furnished with indemnity satisfactory to it.  The Auction Agent shall have no obligation or liability in respect of the registration or exemption therefrom of the Preferred Shares (or any beneficial ownership interest therein) under federal or state securities laws in respect of the sufficiency or the conformity of any transfer of the Preferred Shares (or any beneficial ownership interest therein) pursuant to the terms of the Auction Agency Agreement, this Agreement, or any other document contemplated thereby or related thereto.

(f)                                    Whenever in the administration of the provisions of this Agreement the Auction Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter may, in the absence of gross negligence or willful misconduct on the part of the Auction Agent, be deemed to be conclusively proved and established by a certificate signed by the Fund or the Broker-Dealer, and delivered to the Auction Agent and such certificate, in the absence of gross negligence or willful misconduct on the part of the Auction Agent, shall be full warrant to the Auction Agent for any action taken or omitted by it under the provisions of this Agreement upon the faith thereof.  Upon receipt of any such certificate signed by the Fund or a Broker-Dealer, the Auction Agent shall promptly provide a copy of said certificate to the Broker-Dealer or the Fund, respectively.

(g)                                 The Auction Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document furnished by Fund or the Broker-Dealer and reasonably believed by it to be genuine, except to the extent that such failure to investigate would be deemed grossly negligent.

(h)                                 Any corporation into which the Auction Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Auction Agent shall be a party, or any corporation succeeding to the Dealing and Trading business of the Auction Agent shall be the successor of the Auction Agent hereunder, with the consent of the Fund but without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where any instrument of transfer or assignment may be required by law to effect such succession, anything herein to the contrary notwithstanding.

V.                                     MISCELLANEOUS.

5.1                                 Termination.

Any party may terminate this Agreement at any time upon five days’ prior written notice to the other party; provided, however, that if the Broker-Dealer is RBC Dain Rauscher Inc., it may not terminate this Agreement without first obtaining the prior written consent of the Fund to such termination, which consent shall not be withheld unreasonably.  The Auction Agent is without discretion to terminate this Agreement and will move to terminate it only pursuant to written direction from the Fund.  This Agreement shall automatically terminate upon the redemption of all outstanding Preferred Shares or upon termination of the Auction Agent Agreement.

5.2                                 Force Majeure.

Neither party to this Agreement shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; acts of terrorism; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services (provided that the Auction Agent has not been grossly negligent with respect to selection, operation or maintenance of such utilities, computer (hardware or software) or communications service); accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the parties shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

5.3                                 Participant in Securities Depository; Payment of Distributions in Same-Day Funds.

(a)                                  BD is, and shall remain for the term of this Agreement, a member of, or a participant in, the Securities Depository (or an affiliate of such a member or participant).

(b)                                 BD represents that it (or if BD does not act as Agent Member, one of its affiliates) shall make all distribution payments on the Preferred Shares available in same-day funds on each Distribution Payment Date to customers that use BD (or its affiliate) as Agent Member.

5.4                                 Agent Member.

At the date hereof, BD is a participant of the Securities Depository.

5.5                                 Communications.

Except for communications authorized to be made by Electronic Means pursuant to this Agreement or the Auction Procedures all notices, requests and other communications to any party hereunder shall be in writing (which may be by facsimile) and shall be given to such party addressed to it at its address, facsimile number or email address set forth below and, where appropriate, reference the particular Auction to which such notice relates:

If to the Auction Agent,
addressed to:

The Bank of New York
101 Barclay Street, 7W
New York, New York 10286
Attention: Corporate Trust Dealing and Trading Group — Auction Desk
Telephone No.: (212) 815-3550
Facsimile No.: (212) 815-3440
Email address:
BNYCTAUCTIONUNIT@BNYMELLON.com

If to the BD,
addressed to:	RBC Dain Rauscher Inc. One Liberty Plaza 165 Broadway New York, NY 10006-1404 Attn: Craig Laraia Telephone No.: (212) 703-6233 Facsimile No.: (212) 703-6383 Email address: craig.laraia@rbccm.com or such other address, telecopier number or email address as such party hereafter may specify for such purpose by notice to the other party.  Each such notice, request or communication shall be effective when delivered at the address specified herein.  Communications shall be given on behalf of BD by a BD Officer and on behalf of the Auction Agent by an Authorized Officer.  BD may record telephone communications with the Auction Agent.

5.6                                 Entire Agreement.

This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof.

5.7                                 Benefits.

Nothing in this Agreement, express or implied, shall give to any person, other than the Fund, the Auction Agent and BD and their respective successors and permitted assigns, any benefit of any legal or equitable right, remedy or claim under this Agreement.

5.8                                 Amendment; Waiver.

(a)                                  This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

(b)                                 Failure of either party to this Agreement to exercise any right or remedy hereunder in the event of a breach of this Agreement by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

5.9                                 Successors and Assigns.

This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of BD and the Auction Agent.  This Agreement may not be assigned by either party hereto absent the prior written consent of the other party and the Fund.

5.10                           Severability.

If any clause, provision or section of this Agreement shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any remaining clause, provision or section hereof.

5.11                           Execution in Counterparts.

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

5.12                           Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York (including, without limitation, Section 5-1401 of the New York General Obligations Law, or any successor to such statute) applicable to agreements made and to be performed wholly in said state.

5.13                           Jurisdiction; Waiver of Trial by Jury.

The parties agree that all actions and proceedings arising out of this Broker-Dealer Agreement or any of the transactions contemplated hereby shall be brought in the County of New York, and, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such County.  Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

THE BANK OF NEW YORK, As Auction Agent

By:
Name:
Title:

RBC DAIN RAUSCHER INC.

By:
Name:
Title:

EXHIBIT A

THE BANK OF NEW YORK

AUCTION BID FORM

Submit To:	Issue:
The Bank of New York 101 Barclay Street New York, New York 10286 Attention: Corporate Trust Dealing and Trading Group — Auction Desk Telephone No.: (212) 815-3550 Facsimile No.: (212) 815-3440	RMR REAL ESTATE INCOME FUND Auction Preferred Shares, Series __ (“Preferred Shares”)

The undersigned Broker-Dealer submits the following Order on behalf of the Bidder listed below:

Name of Bidder:

BENEFICIAL OWNER

Preferred Shares now held	HOLD
BID at rate of
SELL

POTENTIAL BENEFICIAL OWNER

	# of Series	Preferred Shares
	BID at rate of	Notes:

(1)                                  If submitting more than one Bid for one Bidder, use additional Auction Bid Forms.

(2)                                  If one or more Bids covering in the aggregate more than the number of outstanding shares held by any Beneficial Owner are submitted, such bid shall be considered valid in the order of priority set forth in the Auction Procedures on the above issue.

(3)                                  A Hold or Sell Order may be placed only by a Beneficial Owner covering a number of shares not greater than the number of shares currently held.

(4)                                  Potential Beneficial Owners may make only Bids, each of which must specify a rate.  If more than one Bid is submitted on behalf of any Potential Beneficial Owner, each Bid submitted shall be a separate Bid with the rate specified.

(5)                                  Bids may contain no more than three figures to the right of the decimal point (.001 of 1%).  Fractions will not be accepted.

(6)                                  An Order must be submitted in whole shares of Preferred Shares with an aggregate liquidation preference of $25,000.

A-1

RBC DAIN RAUSCHER INC.

Authorized Signature

A-2